Exhibit 10.2

PAC-WEST TELECOMM, INC.
PAC-WEST TELECOM OF VIRGINIA, INC.
PWT SERVICES, INC.
PWT OF NEW YORK, INC.
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of November ___, 2006, by and between PAC-WEST FUNDING COMPANY LLC, a Washington limited liability company ( “LENDER”) and PAC-WEST TELECOMM, INC., PAC-WEST TELECOM OF VIRGINIA, INC., PWT SERVICES, INC., and PWT OF NEW YORK, INC. (each a “Borrower” and collectively, “Borrowers”).
RECITALS
     Borrowers and Comerica Bank (“Comerica”) entered into the Loan and Security Agreement dated as of November 9, 2005 as amended, supplemented or otherwise modified to date (the “Original Loan Agreement”) which is being amended and restated in its entirety herein. PAC-WEST FUNDING COMPANY LLC, a Washington limited liability company has purchased all of Comerica’s right, title and interest in and to the Original Loan Agreement and all Loan Documents (as defined herein) and amendments to the Original Loan Agreement and Borrowers and Lender desire to amend and restate the Original Loan Agreement in its entirety as set forth herein. In case of any discrepancy between the Original Loan Agreement and this Agreement, this Agreement shall control.
AGREEMENT
     The parties agree as follows:
     1. DEFINITIONS AND CONSTRUCTION.
          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
               “Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services (including, without limitation, amounts owed to a Borrower pursuant to intercarrier and interconnection arrangements and inter-carrier reciprocal compensation payment obligations) by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and each Borrower’s Books relating to any of the foregoing.
               “Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.
               “Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
               “Borrower State” means (a) California, the state under whose laws Parent is organized and, if Parent is converted, merged or consolidated into a Permitted Successor Corporation, Delaware, the state under whose laws the Permitted Successor Corporation shall be organized; (b) Delaware, the state under whose laws Borrowers PWT of New York, Inc. and PWT Services, Inc. are organized; and (c) Virginia, the state under whose laws Pac-West Telecom of Virginia, Inc. is organized.
               “Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
               “Borrowing Base” means an amount equal to eighty-five percent (85%) of Eligible Accounts, as determined by Lender with reference to the most recent Borrowing Base Certificate delivered by Parent.
               “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

               “Business Plan” means Borrower’s Business Plan dated November 13, 2006 attached hereto as Exhibit Y.
               “Business Plan Revenue” means Revenue as set forth in the Business Plan.
               “Capital Expenditures” means current period cash expenditures that are amortized over a period of time in accordance with GAAP.
               “Cash” means unrestricted cash and cash equivalents.
               “Cash Position” means the aggregate amount of Cash of the Borrowers at any time of measurement.
               “Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction.
               “Chief Executive Office State” means California, where Borrowers’ chief executive office is located.
               “Closing Date” means the effective date of this Agreement to amend and restate the Original Loan Agreement.
               “Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.
               “Collateral” means the property described on Exhibit A attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit A; except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment. Notwithstanding the foregoing, Collateral shall not include Pac-West’s Alcatel 600E switch, located in the Phoenix Arizona Local Access and Transport Area at V&H coordinates 09125/06749, and identified in the Local Exchange Routing Guide by the switch ID of PHNAAZIADS1 and Pac-West’s operating company number of 2821 so long as it is located and in use in Arizona.
               “Collateral State” means the state or states where the Collateral currently is located, which are Arizona, California, Nevada, Oregon, New York, and Washington, and every other state or states where the Collateral may be located in the future pursuant to Section 7.10.
               “Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.
               “Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.
               “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include (a) any direct or indirect liability for obligations (including representations and warranties) arising under contracts entered into in the ordinary course of a Borrower’s business, or (b) endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
               “Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
               “Credit Extension” means each Advance, Term Loan, or any other extension of credit by Lender to or for the benefit of Borrowers hereunder.
               “DIDOD Release 1.1” means a suite of services which provide interoperability and interconnection of IP and TDM telephony services, at minimum inclusive of the availability of the following service elements: (a) telephone number inventory including number reservation; (b) interconnection with Local Exchange Carriers and other Carriers as necessary to effectuate both local call in-bound and local and long distance outbound call termination; (c) customer order and query submission via GUI or API; (d) number and service activation on customer request; (e) order provisioning as necessary with other entities; (f) Network Routing Directory updates; (g) Line Database (LIDB) updates; (h) Calling Name (CNAM) database updates; (i) CNAM delivery on outbound calls; (j) local number portability; (k) directory listing; (l) mandated e911 services via customer provided solution; (m) enhanced billing and reporting functions; and (n) customer support. For purposes of this definition API means Application Programming Interface; GUI means Graphical User Interface; and TDM means Time Division Multiplexing.
               “EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrowers and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrowers’ Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options and restricted stock, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits but specifically excluding from the phrase “extraordinary and non-recurring revenue and gains” revenue and expense settlements with Borrowers’ customers and other telecomm carrier(s); each, occurring in the ordinary course of Borrowers business) for such period, all as determined in accordance with GAAP.
               “Eligible Accounts” means those Accounts receivable that arise in the ordinary course of Borrowers’ business that comply with all of Borrowers’ representations and warranties to Lender set forth in Section 5.3; provided, that Lender may change the standards of eligibility prospectively by giving Parent thirty (30) days prior written notice. Unless otherwise agreed to by Lender, Eligible Accounts shall not include Accounts that the account debtor has failed to pay in full within ninety (90) days of invoice date.

               “Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.
               “Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
               “Event of Default” has the meaning assigned in Article 8.
               “GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.
               “Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
               “Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
               “Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following:
               (a) Copyrights, Trademarks and Patents;
               (b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
               (c) Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;
               (d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
               (e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;
               (f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and
               (g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
               “Inventory” means all present and future inventory in which a Borrower has any interest.
               “Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest other securities) any Person, or any loan, advance or capital contribution to any Person.

               “IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
               “Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Sale Agreement and the Loan Documents; reasonable Collateral audit fees; and Lender’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
               “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
               “Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other amendment, letter agreement, document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time including without limitation all those listed on Exhibit X hereto.
               “Loan Sale Agreement” means that certain Loan Sale Agreement between Lender and Comerica dated contemporaneously herewith.
               “Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrowers and their Subsidiaries taken as a whole, (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents, (iii) Borrowers’ interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.
               “Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and such Borrower’s Books relating to any of the foregoing.
               “New Equity” means cash proceeds received after the Closing Date from the sale or issuance of Parent’s equity securities.
               “Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Lender may have obtained by assignment or otherwise.
               “Original Loan Agreement” has the meaning assigned in the preamble.
               “Parent” means PAC-WEST TELECOMM, INC., a California corporation.
               “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
               “Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Lender.
               “Permitted Indebtedness” means:
               (a) Indebtedness of Borrowers in favor of Lender arising under this Agreement or any other Loan Document;

               (b) Indebtedness permitted under subsection (e) of the defined term “Permitted Investment;”
               (c) Indebtedness existing on the Closing Date and disclosed in the Schedule;
               (d) Indebtedness not to exceed Fifteen Million Dollars ($15,000,000) in the aggregate in any fiscal year of Borrowers, secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;
               (e) Subordinated Debt;
               (f) Indebtedness to trade creditors incurred in the ordinary course of business; and
               (g) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrowers or their Subsidiaries, as the case may be.
               “Permitted Investment” means:
               (a) Investments existing on the Closing Date disclosed in the Schedule;
               (b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Lender’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Lender’s money market accounts, and (v) Corporate bonds, including Eurodollar issues of U.S. corporations, and U.S. denominated issues of foreign corporations, with a rating of A2 or better by Moody’s Investor Services or a rating of A or better by Standard and Poor’s Corporation, at the time of purchase;
               (c) Repurchases of stock from former employees or directors of Borrowers under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to a Borrower regardless of whether an Event of Default exists;
               (d) Investments accepted in connection with Permitted Transfers;
               (e) Investments of one Borrower in or to other Borrowers;
               (f) Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plan agreements approved by such Borrower’s Board of Directors;
               (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;
               (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary; and

               (i) Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.
               “Permitted Liens” means the following:
               (a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;
               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintain adequate reserves, provided the same have no priority over any of Lender’s security interests;
               (c) Liens not to exceed Fifteen Million Dollars ($15,000,000) in the aggregate (i) upon or in any Equipment acquired or held by a Borrower or any of their Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;
               (d) Leases or subleases and licenses or sublicenses granted to others in the ordinary course of Borrowers’ business not interfering in any material respect with the business of Borrowers and their Subsidiaries taken as a whole;
               (e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
               (f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9;
               (g) Inchoate Liens arising in the ordinary course of Borrowers’ business and securing obligations which are not delinquent; and
               (h) Liens in favor of other financial institutions arising in connection with Borrowers’ deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts.
               “Permitted Successor Corporation” means any Delaware corporation into which a Borrower is converted, merged or consolidated (it being understood that Parent may create a Delaware corporation into which Parent is merged, with such corporation surviving such merger and Parent merging out of existence), so long as:
               (a) Parent shall request Lender’s prior written consent to such conversion, merger or consolidation at least thirty (30) days prior thereto, which consent shall not be unreasonably withheld or delayed;
               (b) Such surviving corporation shall be a corporation organized and existing under the laws of the state of Delaware, shall expressly assume all of Parent’s Obligations and shall expressly affirm all of Parent’s Representations and Warranties made herein, as if such surviving corporation were the “Parent” for all purposes;

               (c) Parent shall cause such surviving corporation to authorize Lender to file, prior to the effective date of any such conversion, merger or consolidation, such financing statements, continuation statements, or amendments as Lender deems necessary or advisable to perfect and maintain the perfection of Lender’s security interest in the Collateral;
               (d) Such conversion, merger or consolidation shall contemplate the transfer to the surviving corporation of all of Parent’s right, title and interest in and to all of Parent’s assets, and Parent and such surviving corporation shall provide evidence of such transfer satisfactory to Lender;
               (e) No Event of Default exists before or would result after giving effect to such conversion, merger or consolidation;
               (f) No Change of Control, and no change in executive management of Parent, has occurred as a result of such conversion, merger or consolidation;
               (g) Immediately after giving effect to such conversion, merger or consolidation, Parent and the surviving corporation shall have delivered to Lender a certificate signed by a Responsible Officer of each stating that such conversion, merger or consolidation complies with the requirements for a Permitted Successor Corporation and that all conditions precedent herein provided for relating to such conversion, merger or consolidation have been satisfied; and
               (h) On or prior to the closing of any such conversion, merger or consolidation, such conversion, merger or consolidation shall have been approved by the Board of Directors of Parent and the surviving corporation.
               “Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrowers or any Subsidiary of:
               (a) Inventory in the ordinary course of business;
               (b) (i) any assets of a Borrower to another Borrower; and (ii) all, but not less than all, assets of Parent to a Permitted Successor Corporation (but only in connection with the conversion, merger or consolidation of Parent into or with such Permitted Successor Corporation;
               (c) licenses and similar arrangements for the use of the property of Borrowers or their Subsidiaries in the ordinary course of business;
               (d) worn-out or obsolete Equipment not financed with the proceeds of Advances; or
               (e) other assets of Borrowers or their Subsidiaries that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year.
               “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
               “Preferred Stock” has the meaning set forth in the Purchase Agreement.
               “Purchase Agreement” means the Preferred Stock Purchase Agreement dated as of the Closing Date between Borrowers and PAC-WEST ACQUISITION COMPANY LLC, a Washington limited liability company.
               “Purchaser” means Pac-West Acquisition Company LLC.

               “Regulatory Agency” means the Public Utilities Commission, or comparable state agency, in a particular jurisdiction.
               “Regulatory Approval” means approval, where required, by the Regulatory Agencies, of the states in which the Borrowers operate, for the incurrence of the Indebtedness evidenced by this Agreement and/or the encumbrance of the Collateral, including but not limited to the respective Regulatory Certificates.
               “Regulatory Certificates” means the “certificates of convenience” (or comparable approval irrespective of its form) issued by the Regulatory Agencies, which permit the respective Borrowers to operate their business in the respective jurisdictions.
               “Responsible Officer” means each of the Chief Executive Officer and the Chief Financial Officer of Parent.
               “Revenue” means total revenue calculated in a manner consistent with past practices under GAAP.
               “Revolving Line” means a Credit Extension of up to Eight Million Dollars ($8,000,000).
               “Revolving Maturity Date” means December 31, 2008.
               “Schedule” means the schedule of exceptions attached hereto and approved by Lender, if any.
               “Shares” means (i) sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Borrower in any Subsidiary of such Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof.
               “SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
               “Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by Borrowers to Lender on terms reasonably acceptable to Lender (and identified as being such by Borrowers and Lender), including but not limited to the Subordinated Notes.
               “Subordinated Notes” means those Series A and Series B Senior Notes issued by Parent in the aggregate principal amount of Thirty Six Million One Hundred Two Thousand Dollars ($36,102,000) bearing interest at the rate of thirteen and one half percent (13.50%), all due and payable February 1, 2009, and any notes issued in exchange for such notes, whether secured or unsecured and on such terms as may be agreed pursuant to any exchange offer.
               “Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.
               “Term Loans” has the meaning set forth in Section 2.1(c).
               “Term Loan Maturity Date” means December 31, 2008.

               “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.
               “Tranche A” has the meaning assigned in Section 2.1(c)(i).
               “Tranche A Availability End Date” means the Closing Date.
               “Tranche A Term Loan” or “Tranche A Term Loans” means any Term Loan(s) made under Tranche A.
               “Tranche B” has the meaning assigned in Section 2.1(c)(i).
               “Tranche B Availability Date” means the latest to occur of (a) February 1, 2007, (b) the commercial availability of DIDOD Release 1.1, and (c) the effective date of long term binding agreements between Parent and VeriSign, Inc. acceptable to Lender.
               “Tranche B End Date” means, (a) if the Tranche B Availability Date does not occur by April 15, 2007, the close of business on April 15, 2007, and (b) if the Tranche B Availability Date does occur by April 15, 2007, December 30, 2008.
               “Tranche B Term Loan” or “Tranche B Term Loan” means any Term Loan (s) made under Tranche B.
               “TSA” means that certain Transition Services Agreement dated December 17, 2004, by and between Parent and U.S. TelePacific Corp., a California corporation.
          1.2 Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.
     2. LOAN AND TERMS OF PAYMENT.
          2.1 Credit Extensions.
               (a) Promise to Pay. Borrowers promise to pay to Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lender to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
               (b) Advances Under Revolving Line.
                    (i) Amount. Subject to and upon the terms and conditions of this Agreement, on and after February 1, 2007, (1) Parent may request Advances in an aggregate outstanding amount of not less than $250,000 and not to exceed the least of (A) the Revolving Line, (B) the Borrowing Base, and (C) the amount necessary to replenish the Cash Position of Borrowers to $5,000,000 as of the close of business on the day the Advance is to be made and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.
                    (ii) Form of Request. When Parent desires to obtain an Advance, Parent shall notify Lender (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer.

               (c) Term Loan.
                    (i) Subject to and upon the terms and conditions of this Agreement, Parent may request and Lender shall make one (1) or more term loans (each, a “Term Loan” and collectively, the “Term Loans”) in two (2) tranches, Tranche A and Tranche B, in an aggregate amount not to exceed Sixteen Million Dollars ($16,000,000). On the Closing Date, upon satisfaction of the conditions set forth in subsection 3.1 hereof, $8,805,638.23 of the aggregate obligations outstanding under the Original Loan Agreement shall be reinstated as Term Loans under Tranche A hereunder. Tranche B will be in the amount of $7,194,361.77 and following the Tranche B Availability Date (if it occurs), the Tranche B Term Loans may be used to replenish the Cash Position of the Company to $5,000,000.
                    (ii) Interest on the Term Loan shall accrue from the Closing Date at the rate specified in Section 2.2(a), and shall be payable on the Term Maturity Date. The Term Loans will be due and payable on the Term Loan Maturity Date. The Term Loans, once repaid, may not be reborrowed. Borrowers may prepay the Term Loans at any time without penalty or premium.
                    (iii) When Parent desires to obtain a Term Loan under Tranche B, Parent shall notify Lender (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Term Loan is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer.
                    (iv) Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the (A) Revolving Line, or (B) the Borrowing Base at any time, Borrowers shall immediately upon notice pay to Lender, in cash, the amount of such excess.
          2.2 Interest Rates, Payments, and Calculations.
               (a) Interest Rates.
                    (i) Advances. The Advances shall bear interest, on the outstanding daily balance thereof at 12% per annum.
                    (ii) Term Loan. The Term Loan shall bear interest, on the outstanding daily balance thereof at 12% per annum.
               (b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Lender Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default
               (c) Payments. Interest on the Term Loan and the Advances hereunder shall be due and payable on the Term Loan Maturity Date and the Revolving Maturity Date, respectively. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.
               (d) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
          2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Lender shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies. After the occurrence of an Event of Default, Lender shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Lender may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Lender after 12:00 noon Pacific time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. Whenever any payment to Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
          2.4 Fees. Borrowers shall pay to Lender on the Closing Date, all Lender Expenses incurred through the Closing Date, and, after the Closing Date, all Lender Expenses as and when they become due.
          2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
     3. CONDITIONS OF LOANS.
          3.1 Conditions Precedent to Amendment and Restatement. The obligation of Lender to amend and restate the Original Loan Agreement is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:
               (a) Closing of Loan Sale Agreement with Comerica Bank and satisfaction of all terms thereof;
               (b) this Agreement;
               (c) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
               (d) the assignment by Comerica of all the UCC National Form Financing Statements for each Borrower;
               (e) the assignment by Comerica of the intellectual property security agreement from each Borrower;
               (f) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
               (g) the assignment and delivery by Comerica of the original certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed by Borrowers to Lender in blank;
               (h) the Borrowers shall have obtained securities and/or deposit account control agreements with respect to any accounts permitted hereunder which will also permit Lender to have free access to all available information on any account other than payroll accounts held in trust for payment of employees;
               (i) proof of insurance as required and policies or certificates of insurance;
               (j) payment of the fees and Lender Expenses then due specified in Section 2.5 hereof;
               (k) current financial statements, including audited statements for Parent’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Lender may reasonably request;
               (l) current Compliance Certificate in accordance with Section 6.2;
               (m) such other documents or certificates, and completion of such other matters, as Lender may reasonably deem necessary or appropriate;
               (n) execution of the Purchase Agreement and compliance with all conditions to effectiveness of same including all deliverables thereunder; and
               (o) updated Schedules and Exhibits to this Agreement current as of Closing Date.
          3.2 Conditions Precedent to all Credit Extensions. The obligation of Lender, if any, to make any further Credit Extensions, is further subject to the following conditions:
               (a) timely receipt by Lender of the Payment/Advance Form as provided in Section 2.1; and
               (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
     4. CREATION OF SECURITY INTEREST.
          4.1 Grant of Security Interest. Each Borrower has granted and pledged to Lender a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
          4.2 Perfection of Security Interest. Each Borrower authorizes Lender to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Any such financing statements may be signed by Lender on behalf of Borrowers, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Each Borrower shall from time to time endorse and deliver to Lender, at the request of Lender, all Negotiable Collateral and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfected Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Borrower shall have possession of the tangible Collateral, except where expressly otherwise provided in this Agreement or where Lender chooses to perfect its security interest by possession of non-tangible Collateral in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, each Borrower shall take such steps as Lender reasonably requests for Lender to (i) obtain an acknowledgment, in form and substance satisfactory to Lender, of the bailee that the bailee holds such Collateral for the benefit of Lender, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in

Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing Lender to execute a control agreement in form and substance satisfactory to Lender. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in the chattel paper. Each Borrower from time to time may deposit with Lender specific cash collateral to secure specific Obligations; each Borrower authorizes Lender to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.
          4.3 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect each Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.
          4.4 Pledge of Collateral. Each Borrower has pledged, assigned and granted to Lender a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, or as soon thereafter as Regulatory Approval is obtained, where required, the certificate or certificates for the Shares will be delivered to Lender, accompanied by an instrument of assignment duly executed in blank by the appropriate Borrower. To the extent required by the terms and conditions governing the Shares, the appropriate Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee. Each Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
     5. REPRESENTATIONS AND WARRANTIES.
     Each Borrower represents and warrants as follows:
          5.1 Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
          5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Effect.
          5.3 Collateral. Subject to Section 6.11, Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in

all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the cash and investment Collateral is maintained or invested with a Person other than Comerica Bank or Bank of Stockton or such other Person as Lender approves and from whom Lender receives an account control agreement acceptable to Lender.
          5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses, granted by Borrower to its customers, or any other alliance or business relationship with regards to the development and marketing of products; each in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule and except for “shrink-wrap” and other “off-the-shelf” software, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.
          5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.
          5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.
          5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Lender fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender.
          5.8 Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature.
          5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, or have been granted an extension to file, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.
          5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

          5.11 Government Consents. Subject to Section 6.11, Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
          5.12 Inbound Licenses. Except as disclosed on the Schedule and except for “shrink-wrap” and other “off-the-shelf” software, Borrower is not a party to, nor is bound by, any license to which Borrower is a licensee or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property where such prohibition and/or restriction could reasonably be expected to have a Material Adverse Effect.
          5.13 Shares. Subject to Section 3.1(h) and Section 6.11, Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
          5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Lender hereunder taken together with all such certificates and written statements furnished to Lender hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
          5.15 TSA. The TSA has expired and there are no outstanding or continuing obligations of any Borrower thereunder.
     6. AFFIRMATIVE COVENANTS.
     Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Lender may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:
          6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of organization, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Lender the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.
          6.2 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Lender: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Lender and certified by a Responsible Officer; (ii) within five (5) days of filing, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against

Borrower or any Subsidiary that are reasonably likely to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; and (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Lender may reasonably request from time to time, including Borrower’s annual projections within thirty (30) days prior to Borrower’s fiscal year end.
               (a) Within thirty days after the last day of each month, Borrower shall deliver to Lender a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings by invoice date of accounts receivable and accounts payable.
               (b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Lender with the monthly financial statements, a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.
               (c) As soon as possible and in any event within five (5) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.
               (d) Lender shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.
     Borrower may deliver to Lender on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Lender shall be entitled to rely on the information contained in the electronic files, provided that Lender in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Lender by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.
          6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances of Inventory, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Lender of all returns and recoveries of Inventory and of all disputes and claims involving Inventory in an amount more than One Hundred Thousand Dollars ($100,000).
          6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
          6.5 Insurance.
               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks (excluding earthquake and flood), and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s, naming Lender as additional insured.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee, and all liability insurance policies shall show Lender as an additional insured and specify that the insurer must give at least 20 days notice to Lender before canceling its policy for any reason. At the Closing Date, Borrower shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Lender has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Lender’s option, be payable to Lender to be applied on account of the Obligations.
          6.6 Accounts. Borrower shall cause all Cash in deposit accounts to be subject to control agreements in form and content reasonably acceptable to Lender. Borrower does not and shall not hold any Investment Property as defined in the Code in any securities accounts or other accounts unless it is subject to a control agreement acceptable to Lender.
          6.7 Financial Covenants. Borrowers, on a consolidated basis, shall at all times maintain the following financial ratios and covenants:
               (a) Trailing Three-month Revenue. Revenue for the preceding three months shall be at least 90% of the Business Plan Revenue for the same period, measured monthly, starting with the month ending March 31, 2007.
               (b) EBITDA. EBITDA is positive, measured monthly, starting with the month ending November 30, 2007.
          6.8 Intellectual Property Rights.
               (a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.
               (b) Borrower shall promptly give Lender written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.
               (c) Borrower shall (i) give Lender not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Lender may reasonably request for Lender to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Lender, either deliver to Lender or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Lender with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.
               (d) Borrower shall execute and deliver such additional instruments and documents from time to time as Lender shall reasonably request to perfect and maintain the perfection and priority of Lender’s security interest in the Intellectual Property Collateral.

               (e) Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Lender in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.
               (f) Lender may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.
          6.9 [Intentionally deleted]
          6.10 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Lender of the creation or acquisition of such new Subsidiary and, if requested by Lender, take all such action as may be reasonably required by Lender to cause such Subsidiary to become a co-Borrower hereunder, and Borrower, if requested by Lender, shall grant and pledge to Lender a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary.
          6.11 Regulatory Approval. Each party hereto shall cooperate and use its reasonable best efforts to (i) promptly prepare and file with the appropriate governmental authorities all necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable with respect to the transactions contemplated by this Agreement (except for necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable solely with respect to the conversion of the Shares , described in the Purchase Agreement which shall be promptly prepared and filed upon the request of the Lender ) and (ii) comply, at the earliest practicable date following the date of receipt by the Lender or the Borrower, with any request for information or documents from a governmental authority related to, and appropriate in the light of, matters within the jurisdiction of such governmental authority, provided that (x) the parties shall use their reasonable best efforts to keep any such information confidential to the extent required by the party providing the information and (y) each party may take, in its reasonable discretion, appropriate legal action not to provide information relating to trade or business secrets, privileged information or other information which reasonably should be treated as confidential.
          6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.
     7. NEGATIVE COVENANTS.
     Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Lender may have any commitment to make any Credit Extensions, such Borrower will not do any of the following without Lender’s prior written consent, which shall not be unreasonably withheld:
          7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Lender to accounts opened at another financial institution, other than Permitted Transfers.
          7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Lender; replace its chief executive officer or chief financial officer without prompt written notification to Lender thereafter; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; suffer or permit a Change in Control other than transactions between the Parent and Pac-West Acquisition Company LLC dated contemporaneously herewith.
          7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than (x) mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower, and (y) the conversion, merger or consolidation of Borrower with or into a Permitted Successor Corporation), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed Five Million Dollars ($5,000,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.
          7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Lender and except as permitted under Section 7.9 hereof.
          7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts (except in connection with the conversion, merger or consolidation of Borrower with or into a Permitted Successor Corporation), or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.
          7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists, (iii) redeem the Subordinated Notes in an aggregate amount not to exceed (x) Five Million Dollars ($5,000,000) from other than the proceeds of New Equity, plus (y) an amount equal to the net proceeds of New Equity, from the proceeds of such New Equity, and (iv) complete the Exchange Offer described in Section 8.12 hereof; in each case provided no Event of Default has occurred, is continuing or would exist after giving effect to such redemption.
          7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Lender or Lender’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
          7.8 Transactions with Affiliates. Except as otherwise expressly permitted hereunder, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
          7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Lender’s rights contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent. Notwithstanding the foregoing, Parent may repurchase the Subordinated Notes with the proceeds of the Term Loan and New Equity in accordance with the terms and conditions of this Agreement.
          7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Lender’s security interest and

Lender (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Lender’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Lender may approve in writing, and except as set forth in the Schedule, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Lender at least ten (10) days prior written notice and as to which Lender takes action, where needed, to perfect or continue the perfection of its security interest.
          7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
          7.12 Capital Expenditures. Notwithstanding any other provision in this Agreement, incur Capital Expenditures in excess of (i) Sixteen Million Five Hundred Thousand Dollars ($16,500,000) for fiscal year 2005; (ii) Fifteen Million Five Hundred Thousand Dollars ($15,500,000) for fiscal year 2006; and (iii) Ten Million Dollars ($10,000,000) for fiscal year 2007; in each case, in the aggregate in the respective fiscal year of Borrowers.
     8. EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:
          8.1 Payment Default. If a Borrower fails to pay any of the Obligations when due;
          8.2 Covenant Default.
               (a) If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, in each case, in any material respect; or
               (b) If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;
          8.3 Defective Perfection. If Lender shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Lender’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in such SOS Report;
          8.4 Material Adverse Effect. If there occurs any circumstance or circumstances that have or are reasonably likely to have a Material Adverse Effect;
          8.5 Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be made during such cure period);
          8.6 Insolvency Proceedings. If an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
          8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount that could have a Material Adverse Effect;
          8.8 Subordinated Debt. If a Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed hereunder or under any subordination agreement entered into with Lender or pursuant to the Exchange Offer described in Section 8.12 below;
          8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or
          8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document.
          8.11 Breach of Preferred Stock Purchase Agreement. Any material breach of provision of the Purchase Agreement.
          8.12 Failure to Timely Complete Subordinated Note Exchange. Failure to consummate an “Exchange Offer” as such term is defined in that certain letter dated November 7, 2006, by Pac-West Telecomm, Inc. addressed to SMH Capital Advisors, Inc., wherein at least fifty-one percent (51%) of the notes outstanding under that certain Indenture dated as of January 29, 1999 (the Indenture), have been exchanged for Priority Notes (as defined in the above-referenced letter) and thereby reduced by at least fifty-one percent (51%) the semi-annual interest payment due under the Indenture on February 1, 2007 (after giving effect to any cure period thereunder), and thereafter.
          8.13 Failure to Timely Complete Merrill Lynch Restructuring. Failure to consummate on or before March 1, 2007, the restructuring contemplated by the Agreement to Restructure between Parent and Merrill Lynch Capital, a division of Merrill Lynch Financial Services, Inc., dated as of November 15, 2006.
          8.14 Failure to Timely Receive Requisite Regulatory Approvals. Failure to receive all regulatory approvals required in order to permit the conversion by the Purchaser of all outstanding shares of Preferred Stock, the failure of which would result in a Material Adverse Effect upon the conversion of all or part of such Preferred Stock, on or before one hundred eighty (180) calendar days from the date hereof; provided that Purchaser shall not have materially breached its obligations under Section 4.2 of the Purchase Agreement.
     9. LENDER’S RIGHTS AND REMEDIES.
          9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Lender);
               (b) Demand that Borrowers (i) deposit cash with Lender in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;
               (c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between a Borrower and Lender;
               (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;
               (e) Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Each Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
               (f) Set off and apply to the Obligations (or recoup against or administratively freeze) any and all (i) balances and deposits of Borrower held by Lender, and (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Lender;
               (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;
               (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Lender sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Lender, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;
               (i) Lender may credit bid and purchase at any public sale;
               (j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of a Borrower, any guarantor or any other Person liable for any of the Obligations; and

               (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.
     Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
     Notwithstanding anything to the contrary contained in this Agreement, (i) Lender shall not take any action hereunder that would constitute or result in any transfer of control of the certificates of authority without obtaining all necessary approvals of the FCC and all other Regulatory Agencies, and (ii) Lender shall not foreclose on, sell, transfer or otherwise dispose of, or exercise any right to control the certificates of authority or other regulated assets as provided herein or take any other action that would affect the operational, voting, or other control of the Borrowers, unless such action is taken in accordance with the provisions of the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC and all other applicable laws.
          9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between such Borrower and Lender without first obtaining such Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by such Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which such Borrower no longer has or claims to have any right, title or interest; and (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Borrower where permitted by law; provided Lender may exercise such power of attorney to sign the name of such Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Lender as each Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender’s obligation to provide Credit Extensions hereunder is terminated.
          9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Lender may notify any Person owing funds to a Borrower of Lender’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.
          9.4 Lender Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Parent: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.
          9.5 Lender’s Liability for Collateral. Lender has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

          9.6 No Obligation to Pursue Others. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against Borrowers. Each Borrower waives any right it may have to require Lender to pursue any other Person for any of the Obligations.
          9.7 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.
          9.8 Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
     10. NOTICES.
     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Parent or to Lender, as the case may be, at its addresses set forth below:

If to a Borrower:	PAC-WEST TELECOMM, INC.
1776 W. March Lane, Ste. 250
Stockton, CA 95207
Attn: Chief Financial Officer
FAX: (209) 926-4444

If to:	PAC-WEST FUNDING COMPANY LLC
203 SE Park Plaza Drive, Suite 270
Vancouver, WA 98684
Attn: President
FAX: (360) 816-1841

with a copy to:

FAX: (650) 213-1710
     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
     11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     “This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE,

BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.”
     12. REFERENCE PROVISION.
     If and only if the jury trial waiver set forth in Section 11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.
          12.1 Mechanics.
               (a) Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Lender and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).
               (b) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.
               (c) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644, except as provided in Section 12.3.
               (d) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
          12.2 Procedures. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

          12.3 Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.
          12.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
          12.5 THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.
     13. CO-BORROWERS.
          13.1 Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Lender may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Advance Request Forms (delivered by a Responsible Officer), Borrowing Base Certificates and Compliance Certificates. Borrowers are jointly and severally liable for the Obligations and Lender may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Lender on behalf of each Borrower for Advances, any waivers and any consents. This authorization cannot be revoked, and Lender need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.
          13.2 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all obligations are paid in full and Lender has no further obligation to make Credit Extensions to Borrower, all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.
          13.3 Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which the Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Lender that changes the scope of the Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Lender any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Lender with respect to the Obligations in any manner or whatsoever.
          13.4 Subrogation Defenses. Until all Obligations are paid in full and Lender has no further obligation to make Credit Extensions to Borrower, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
          13.5 Right to Settle, Release.
               13.5.1 The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
               13.5.2 Without notice to any Borrower and without affecting the liability of any Borrower hereunder, Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
          13.6 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.
     14. GENERAL PROVISIONS.
          14.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to a Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder.
          14.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Lender and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Lender and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Lender’s gross negligence or willful misconduct.
          14.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
          14.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          14.5 Amendments in Writing, Integration. All future amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents. This Agreement and its Exhibits and Schedules is the entire agreement between Borrowers and Lender with regard to the obligations and terms of any loans now or hereafter outstanding hereunder.
          14.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
          14.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Credit Extension to a Borrower. The obligations of Borrowers to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.
          14.8 Confidentiality. In handling any confidential information, Lender and all employees and agents of Lender shall exercise the same degree of care that Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lender in connection with their present or prospective business relations with a Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Parent, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender and (v) as Lender may reasonably determine to be necessary in connection with the enforcement of any remedies hereunder (except as may be required to be maintained in confidence pursuant to SEC rule or other legal requirement binding upon Lender). Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.
     15. AMENDMENT AND RESTATEMENT.
     On the Closing Date upon satisfaction of the conditions set forth in subsection 3.1 hereof, $8,805,638.23 of the aggregate obligations outstanding under the Original Loan Agreement shall be reinstated as Term Loans under

Tranche A hereunder. The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing, or termination of the portion of the obligations of Parent or Borrowers under the Original Loan Agreement reinstated hereby and that all such obligations are in all respects continued and outstanding as obligations under this Agreement and the Loan Documents with only the terms being modified from and after the Closing Date as provided in this Agreement and the other Loan Documents. In addition, this Agreement shall not release, limit or impair in any way the priority of any security interests and Liens held by Lender against any assets of Parent, Borrowers or any of Borrowers’ Subsidiaries arising under the Original Loan Agreement.
[Balance of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PAC-WEST TELECOMM, INC.

By:	/s/ Michael Sarina

Title:	Chief Financial Officer

PAC-WEST TELECOM OF VIRGINIA, INC.

By:	/s/ Michael Sarina

Title:	Chief Financial Officer

PWT SERVICES, INC.

By:	/s/ Michael Sarina

Title:	Chief Financial Officer

PWT OF NEW YORK, INC.

By:	/s/ Michael Sarina

Title:	Chief Financial Officer

PAC-WEST FUNDING COMPANY LLC

By:	/s/ Kenneth D Peterson, Jr

Title:	Manager

[Signature Page to Loan and Security Agreement]

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